Exhibit 10.35

AMENDMENT THREE

TO THE

EXECUTIVE CHANGE OF CONTROL PLAN OF NEWMONT

WHEREAS, the Executive Change of Control Plan of Newmont (the “Plan”) was amended and restated by Newmont USA Limited (the “Plan Sponsor”) effective December 31, 2008; and

WHEREAS, the Plan Sponsor wishes to amend the Plan to permit Plan participants to waive any additional payment that may be provided for pursuant to Section 3.04 of the Plan for good and valuable consideration agreed upon between the Plan participant and the Employer; and

WHEREAS, Article X of the Plan authorizes the Plan Sponsor to amend the Plan from time to time.

NOW, THEREFORE, the Plan is hereby amended effective December 31, 2017 as follows:

1. Section 3.04, first paragraph, is restated as follows:

Section 3.04.  Certain Additional Payments by the Employer.  The additional payment provisions of this Section shall apply except as may be prohibited by law as determined by the Board of its delegate or as may be otherwise agreed upon by the Participant and Employer pursuant to paragraph (e) below.

2. Section 3.04 is further amended by adding the following paragraph (e) thereto:

(e)The provisions of this Section 3.04 shall not apply to a Salaried Employee who may otherwise be eligible for a Gross-Up Payment, as defined herein, if the Salaried Employee enters into an agreement with the Employer waiving such payment for good and valuable consideration.  In the event such agreement is entered into by the Salaried Employee and the Employer, and a Payment is subject to the Excise Tax, the following shall apply:

(i)the payment or distribution to the Salaried Employee shall be calculated by reducing the payment or distribution to the amount at which the Excise Tax shall not apply; and

(ii)the value of the payment or distribution determined under paragraph (i) shall be compared to the value of the payment or distribution without any reduction taking into consideration the Salaried Employee’s liability for the Excise Tax; and

(iii)the Salaried Employee will receive the benefit described in (i) or (ii), whichever is greater.

Executive Change of Control Plan of Newmont

Amendment Three Effective December 31, 2017

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(b)The reduction of the amounts payable here under, if applicable, shall be made by first reducing the cash lump sum payments under Section 3.02(a), then by reducing the duration of the outplacement services provided under Section 3.02(c), and finally by reducing the duration of the benefits provided under Section 3.02(b).  For purposes of reducing the payments, only amounts payable under the Plan (and no other Payment) shall be reduced.

(c)All determinations required to be made under this Section, including whether and when a reduction is required and the amount of such reduction and the assumptions (which shall be reasonable and based on all available information) to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the pre-Change of Control Board or its delegate (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Salaried Employee within a reasonable time after receipt of notice from the Salaried Employee that there has been a payment, or such earlier time as is requested by the Employer.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Salaried Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.  Any determination by the Accounting Firm shall be binding upon the Employer and the Salaried Employee.

3. The Administration Committee or its delegate is hereby authorized to take any action necessary or advisable to implement this Amendment.

The foregoing was adopted this 1st day of December, 2017.

NEWMONT USA LIMITED

By /s/ Stephen P. Gottesfeld

Name Stephen P. Gottesfeld

Title Vice President

Executive Change of Control Plan of Newmont

Amendment Three Effective December 31, 2017